Exhibit 99.1

FOR IMMEDIATE RELEASE

June 6, 2011

MICRONETICS REPORTS $35.3M IN NET SALES FOR FISCAL YEAR 2011

Bookings of $13M for quarter increased backlog to $31M

Hudson, NH — (BUSINESS WIRE) - June 6, 2011 — Micronetics, Inc. (NASDAQ:NOIZ) today reported results for its fourth quarter and fiscal year ended March 31, 2011 (“FY 2011”).

Net sales were $9,344,494 for the quarter ended March 31, 2011, an increase of $219,076 or 2% as compared to $9,125,418 for quarter ended March 31, 2010. For FY 2011, the Company reported net sales of $35,296,705 as compared to net sales of $34,867,746 for the fiscal year ended March 31, 2010, an increase of $428,959 or 1%.

For the quarter ended March 31, 2011, the Company reported net income of $444,137 or $0.10 per diluted share as compared to net income of $469,429 or $0.10 per diluted share, for the quarter ended March 31, 2010. For FY 2011, net income was $1,517,827 or $0.33 per diluted share, as compared to net income of $1,147,830 or $0.25 per diluted share for FY 2010.

The increase in net sales for the fiscal year is primarily attributable to an increase in sales of integrated component sub-systems for defense jamming and electronic modernization of approximately $0.9 million, and an increase in component sales of approximately $1.6 million. These increases were offset by a decrease of approximately $0.7 million related to the beta test portion of a purchase agreement for a radio frequency identification system product line (“RFID”) application and a decrease of approximately $1.4 million related to a space based components application.

David Robbins, Micronetics CEO stated, “We are pleased with our strong core bookings, our backlog level, and our future revenue outlook. In the coming quarters we look to continue converting backlog into profitable revenue. At the same time, we expect to see significant integrated subsystem bookings in support of defense and electronics systems modernization, jamming, and in-flight data links.

Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communication equipment. Micronetics serves a diverse customer base, including BAE Systems, Boeing, Cobham, EADS, General Dynamics, ITT, L-3 Communications, Lockheed Martin, Northrop Grumman, Raytheon, Rockwell, Teradyne, and Thales. Additional information can be found on our website at www.micronetics.com.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to reductions in spending by certain of our customers, yearly and quarterly fluctuations in our operating results, trends and factors affecting our markets which may reduce demand and pricing pressure on our products, our reliance on a limited number of customers, risk that federal government contracts may be terminated at any time, factors which may negatively affect our gross margins, our ability to attract and retain key technical and management personnel, our ability to operate and integrate acquired companies, our ability to manage our growth, disruptions in supply or production, increased levels of debt, our ability to protect our proprietary information, future economic conditions in our industry and generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics’ Annual Report on Form 10-K for its fiscal year ended March 31, 2011 as well as its other filings with the Securities and Exchange Commission.

INCOME STATEMENT DATA (Unaudited) ($000s omitted except per share data)

	Quarter
	Ended March 31,
	2011	2010

Net sales	$9,345	$9,126

Gross margin	2,741	3,038

Research and development	513	452

Selling, general and administrative expenses	1,518	1,536

Amortization of intangibles	73	87

Other expense	40	94

Income before income taxes	597	869

Provision for income taxes	153	399

Net income	444	470

Earnings per common share:
Basic	0.10	0.10
Diluted	0.10	0.10

Weighted average shares Outstanding:
Basic	4,556	4,554
Diluted	4,565	4,554

INCOME STATEMENT DATA (Unaudited)

($000s omitted except per share data)

	Year
	Ended March 31,
	2011	2010

Net sales	$35,297	$34,868

Gross margin	11,552	11,703

Research and development	1,791	1,709

Selling, general and administrative expenses	6,899	7,250

Net loss on disposal of assets	4	—

Amortization of intangibles	321	348

Other expense	238	390

Income before income taxes	2,299	2,006

Provision for income taxes	781	858

Net income	1,518	1,148

Earnings per common share:
Basic	0.33	0.25
Diluted	0.33	0.25

Weighted average shares Outstanding:
Basic	4,555	4,554
Diluted	4,566	4,554

CONDENSED BALANCE SHEET DATA (Unaudited)

($000s omitted)

	Year
	Ended March 31,
	2011	2010

Cash and cash equivalents	$745	$482
Working capital	9,608	8,744
Total assets	29,548	26,965
Non-current liabilities	1,593	2,822
Shareholders’ equity	14,934	13,340

Contact

David Robbins, CEO

Micronetics, Inc.

(603) 883-2900 x 4131